Exhibit 99.1
Lucky Strike Entertainment Appoints Industry Leaders Richard Born and Jason Harinstein to Board of Directors
RICHMOND, VA - Lucky Strike Entertainment (NYSE: LUCK), one of the world’s premier Owner/ Operators of location-based entertainment, announced today the appointment of two esteemed executives to its Board of Directors: Richard Born, a pioneering force in hospitality-focused real estate, and Jason Harinstein, a recognized leader in finance, technology, and business strategy. Their appointments are effective June 23, 2025.
These strategic additions bring a wealth of expertise in hospitality, real estate, finance, and technology to Lucky Strike’s board, reinforcing the company’s commitment to innovation, growth, and world-class guest experiences. Mr. Born will serve on the Nominating and Corporate Governance Committee of the Board, and Mr. Harinstein will join the Board’s Audit and Compensation Committees.
Mr. Born is widely regarded as one of the most influential developers in New York’s boutique hotel landscape. As co-founder of BD Hotels, he has spent over 35 years transforming properties into cultural and hospitality landmarks. His portfolio includes interests in more than 25 hotels and 20 additional real estate holdings, and he remains actively involved in the management and operations of over half of these assets. His projects include iconic properties such as the Hotel Chelsea, the Bowery Hotel, the Mercer, and the Ludlow, which have redefined the guest experience and helped shape the hospitality scene in New York as well as other major markets. Mr. Born holds a medical doctorate from the New York University School of Medicine.
Mr. Harinstein brings over two decades of executive leadership from some of the industry’s most innovative and data-driven companies. He currently serves as Chief Financial Officer of Collectors Holdings Inc., the leading third party authentication and grading provider in the collectibles industry. Prior to that, he was the Chief Financial Officer of Flatiron Health, a healthcare technology company, and held senior roles at Google and Groupon, where he helped drive corporate strategy, and business development during key phases of expansion. Mr. Harinstein is also a member of the board of directors of Groupon and Funko. He holds a master’s of business administration from the University of Chicago Booth School of Business.
“Richard and Jason are best-in-class leaders in their respective fields—each bringing a unique blend of operational insight, visionary thinking, and financial discipline,” said Thomas Shannon, Founder, Chairman, and CEO of Lucky Strike Entertainment. “Their addition to our board reflects our commitment to assembling world-class talent to guide our continued growth, innovation, and long-term vision.”
The appointments underscore Lucky Strike’s continued investment in top-tier leadership as the company continues to expand its footprint and deepen its position as an industry leader.

About Lucky Strike Entertainment
Lucky Strike Entertainment is one of the world’s premier location-based entertainment platforms. With over 360 locations across North America, Lucky Strike Entertainment provides experiential offerings in bowling, amusements, water parks, and family entertainment centers. The company also owns the Professional Bowlers Association, the major league of bowling and a growing media property that boasts millions of fans around the globe. For more information on Lucky Strike Entertainment, please visit IR.LuckyStrikeEnt.com.

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